Exhibit 99.1

NEWS RELEASE

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

• Revenues Increased 7% to $20.3 Billion

• People Served Increased 2 Million to 73 Million

• Operating Margin of 8.4%

• Net Earnings of $0.78 Per Share Increased 5% Over Prior Year First Quarter[1]

• Full Year 2008 Net Earnings Projected to be $3.55 to $3.60 Per Share

• Full Year Cash Flows Expected to Approach $6 Billion

MINNEAPOLIS (April 22, 2008) – UnitedHealth Group (NYSE: UNH) today reported its first quarter 2008 performance, including year-over-year gains in people served, revenues, and net earnings per share. First quarter results reflect strong growth advances in Enterprise Services businesses including financial services, and Medicaid programs, offset by higher than anticipated declines in risk-based commercial business, and reduced investment income, prior to accounting for realized capital gains in the Company’s investment portfolio.

[1]

Certain first quarter 2007 numbers have been adjusted to exclude Internal Revenue Code Section 409A charges. Such adjusted numbers are non-GAAP financial measures. Further explanations of the non-GAAP measures referred to in this release and reconciliations to the comparable GAAP measures are included in the attached financial schedules.

UnitedHealth Group – Continued

The Company reduced its full year 2008 outlook by 10 percent or $0.40 per share to a range of $3.55 to $3.60 per share. This reduction includes an anticipated $0.10 per share impact from unusually high influenza costs and reduced investment income, net of capital gains, and adjustments reducing anticipated rates of revenue growth and margin assumptions for risk-based Commercial Markets products – where membership levels have declined in response to strengthened premium yield increases in 2008 – and certain senior products, where the timing of membership gains and the product mix have changed. Management estimates the full year UnitedHealth Group medical care ratio to be in a range centered around 81.3 percent, plus or minus 50 basis points, compared to 80.6 percent in 2007. While the Company is attentive to the risk of future medical cost increases, management believes the commercial medical cost trend is consistent with its previously projected range.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “These financial results are not acceptable for a company with our capabilities and potential. They are due in part to broader economic challenges and in part to our own performance. We are adjusting our approaches, in particular to strengthen organic growth and address operating costs, to deliver financial performance that more appropriately represents the capacity and potential of our organization. We remain focused on our long-term strategy of building an integrated health services system supporting a spectrum of innovative market-facing businesses, and we believe that the creation and operation of that enterprise will build exceptional value for its customers, business partners and shareholders. Our first quarter results and new outlook include some of the successes we are seeing as we pursue that goal.”

A number of highlights are evident in the revised growth outlook, including strong growth for AmeriChoice and Ingenix and strong operating performance from Prescription Solutions, including increased mail service fulfillment and generic drug utilization. Ovations Special Needs Plans are expanding more strongly than expected, which the Company believes will be positive for the future. In Commercial Markets, the Company’s leading position in consumer-driven benefit products continues to strengthen, with exceptional growth achieved in first quarter 2008. Consumer participation in fee-based benefits in the Commercial Markets Group was also stronger than expected, with more people electing UnitedHealth Group benefits at large employers offering multiple benefit providers. Management believes that the Company’s improved service levels, broad and stable network and overall clinical value proposition were key factors to the stronger consumer participation.

The Company remains committed to substantive share repurchase over the course of 2008, with a total of $4 billion in repurchase activity planned for the full year.

Quarterly Financial Performance

Three Months Ended
	March 31, 2008	March 31, 2007		December 31, 2007

Revenues	$20.30 billion	$19.05 billion		$18.71 billion
Earnings From Operations	$1.71 billion	$1.76 billion	[1]	$2.04 billion
Operating Margin	8.4%	9.2%[1]		10.9%

Given the diversity and changing mix of the business and seasonality considerations, management believes comparisons between first quarter 2008 and fourth quarter 2007 results are less meaningful than year-over-year quarterly comparisons. Sequential quarterly comparisons are affected by the seasonality of revenues, key income statement ratios, and earnings from operations in important business lines such as Part D drug programs, high deductible insurance products and health informatics offerings.

UnitedHealth Group Highlights

•	First quarter consolidated net earnings per share were $0.78, an increase of 5 percent over the prior year[1].

•	UnitedHealth Group served 73 million people through its diverse set of businesses as of March 31, 2008, an increase of 2 million people year-over-year.

•	Consolidated first quarter revenues of $20.3 billion increased $1.3 billion or 7 percent year-over-year.

•

Consolidated first quarter earnings from operations were $1.7 billion and net earnings were $994 million, representing decreases of 3 percent and 4 percent, respectively, from the prior year[1], while the consolidated operating margin of 8.4 percent decreased 80 basis points from the prior year[1]. These decreases were primarily due to business mix changes and a margin decline in the Company’s Health Care Services business, which was affected by unusually high influenza costs.

UnitedHealth Group Highlights – Continued

•

The consolidated medical care ratio of 82.4 percent improved 30 basis points year-over-year, driven by improved ratios in the Medicaid and Medicare Advantage businesses which offset increased medical care ratios for Part D prescription drug plans and at Evercare, due to higher sales of comparatively lower margin Special Needs Plans, as well as an increase in the Commercial Markets Group medical care ratio related to shortfalls in planned premium yield increases.

•

During the first quarter of 2008, the Company realized net favorable development of $200 million in its estimates of medical costs incurred in 2007. This compares to $180 million in favorable development of estimates of medical costs incurred in 2006 that was realized in the first quarter of 2007.

•

First quarter 2008 operating costs were 14.3 percent of revenue, an increase of 120 basis points from the first quarter of 2007[1], and a decrease of 10 basis points from the fourth quarter of 2007. First quarter operating costs include those incurred to support anticipated revenue growth which has not fully materialized; accordingly, the Company is selectively reducing its run-rate operating costs to more appropriately align with business levels for the balance of 2008 without compromising its commitments to service, growth and innovation. The acquisition of Fiserv Health added approximately 20 basis points to this ratio in the first quarter.

•	The first quarter income tax rate of 36.2 percent decreased 60 basis points year-over-year, but increased 70 basis points from fourth quarter 2007, due to state tax matters.

•

Consolidated medical costs days payable were 51 days for the first quarter of 2008, compared to 53 days in the first quarter of 2007. The year-over-year decrease of 2 days was primarily due to an increased mix of pharmacy payables (which have shorter payment cycles), driven by growth from the new state of New York – Empire Plan Prescription Drug Program pharmacy benefit contract, and the timing of payments to the Company’s external pharmacy benefit fulfillment partner.

•

Cash flows from operations were $280 million versus $1.07 billion in the first quarter of 2007, as adjusted for CMS payment timing. The Company projects full year 2008 cash flows from operations to approach $6 billion or 1.3 times its revised net income outlook. Factors driving the year-over-year decrease in first quarter cash flows included the effects of decreases in consumers served through commercial and Part D risk-based arrangements and timing-related items such as federal program receipts and payments to the Company’s external pharmacy benefit fulfillment partner, that are expected to reverse over the course of the year.

•

During the first quarter, the Company began repositioning a portion of its investment portfolio to improve its future returns and to take advantage of strong market demand for high quality debt securities that it currently owns. First quarter consolidated revenues included $53 million in realized net capital gains. These gains were partially offset by lower investment yields on cash and cash equivalents.

•

UnitedHealth Group strengthened a number of its lines of business and its geographic profile in the first quarter through the acquisitions of Fiserv Health, specializing in customized benefits for self-funded organizations, and Sierra Health Services (Sierra), the leading managed care organization in the Nevada marketplace.

UnitedHealth Group Highlights – Continued

•

During the first quarter AmeriChoice announced an agreement to acquire Unison Health Plans, a leading provider of health benefit services to states and state program beneficiaries. AmeriChoice expects the acquisition will close by the end of the second quarter, at which point AmeriChoice will provide services to more than 2 million people in 21 states.

•	The Company repurchased 31 million shares during the first quarter of 2008, representing 2 1/2 percent of its shares outstanding at December 31, 2007.

•	First quarter 2008 return on equity increased 2 percentage points from the first quarter of 2007 to 20 percent.

•

UnitedHealth Group and Medco Health Solutions have extended their pharmacy benefit fulfillment contract through December 31, 2012. Under the extended and aligned agreement, UnitedHealth Group will in-source customer service and benefit set-up, creating a more integrated and seamless experience for customers.

Outlook

UnitedHealth Group anticipates earnings of $3.55 to $3.60 per share in 2008, with revenues projected in the $81 billion to $82 billion range. Management anticipates full year cash flows from operations approaching $6 billion, and expects the Company will repurchase $4 billion of stock during 2008. The financial schedules included in this news release include additional data elements pertaining to the Company’s revised 2008 outlook.

Business Description – Health Care Services

Within the Health Care Services Commercial Markets Group, UnitedHealthcare coordinates network-based health and well-being services for small and mid-sized employers and for individuals, while Uniprise provides these services on a dedicated basis to large, multi-site employers. In the Public and Senior Markets Group, Ovations delivers health and well-being services to Americans over the age of 50. AmeriChoice manages health care services for state Medicaid programs and their beneficiaries.

Quarterly Financial Performance

	Three Months Ended
	March 31,	March 31,	December 31,
	2008	2007	2007
Revenues	$19.02 billion	$18.06 billion	$17.57 billion
Earnings From Operations	$1.37 billion	$1.46 billion	$1.60 billion
Operating Margin	7.2%	8.1%	9.1%

Key Developments for Health Care Services

•

Revenues for Health Care Services grew $961 million or 5 percent year-over-year and $1.4 billion or 8 percent sequentially to $19.0 billion in the first quarter of 2008. Revenue increases were driven by growth in customers served in the Public and Senior Markets Group and premium increases to cover medical cost inflation, partially offset by an organic decline in consumers served through commercial risk-based products.

•

First quarter Health Care Services earnings from operations of $1.4 billion decreased $87 million or 6 percent year-over-year. Influenza costs that were $80 million above normal levels and a decline in commercial risk-based business impacted year-over-year profitability.

Key Developments for Health Care Services – Continued

•	Ovations revenues were $7.5 billion in the first quarter, up $424 million or 6 percent year-over-year and $1.2 billion or 19 percent from the fourth quarter of 2007.

•	Participation in Ovations standardized Medicare supplement products increased by 50,000 people in the first quarter of 2008.

•

The Ovations Medicare Advantage programs reported a year-to-date increase through April 1, 2008 of 110,000 people, through organic growth of 50,000 people and the acquisition of Sierra’s seniors business. As of March 31, 2008, the number of customers served with these products increased by 115,000 or 9 percent year-over-year. The 2008 enrollment period gross sales of Medicare Advantage HMO, Private-Fee-For-Service and Special Needs Plans were up 52 percent year-over-year, with net growth in total slightly lower than projected. There was strong net growth in Special Needs Plans, which serve seniors with chronic health conditions. The Company expects to continue to grow Special Needs Plans over the balance of the year within a slightly lowered overall 2008 Medicare Advantage organic growth outlook of 100,000 to 125,000 seniors in total.

•

New Special Needs Plans members often have not received coordinated medical care services in the past, and generally require 12 to 18 months of engagement with the Company’s clinical management programs before Evercare reaches a typical margin level. While the Ovations medical care ratio for its core SecureHorizons HMO and Private-Fee-For-Service Medicare Advantage business improved slightly in the first quarter and is projected to remain broadly stable in 2008, compared to 2007, the growth in Special Needs Plans, together with cost pressures in low income Part D membership, is projected to impact the consolidated Ovations medical care ratio over the course of 2008.

•

The Ovations Evercare business added 70,000 people under a Texas fee-based Medicaid benefit program during the first quarter of 2008, and was awarded a three-year contract to provide risk-based care coordination services for an estimated 15,000 people in the state of Hawaii’s QUEST Expanded Access Program for the Aged, Blind and Disabled. This contract is expected to commence in late 2008.

•

The Ovations Part D business served 5.5 million seniors as of March 31, 2008, a decrease of 390,000 people or 7 percent year-over-year. This decrease reflects the previously announced re-assignment of approximately 650,000 dual-eligible low income beneficiaries from Ovations to other plans by CMS, based solely on annual price bids, offset by organic growth in Part D and Medicare Advantage products, and the acquisition of Sierra.

•	AmeriChoice first quarter revenues of $1.2 billion increased $226 million or 23 percent year-over-year.

•	AmeriChoice membership grew by 100,000 people or 6 percent in the first quarter of 2008, and 310,000 people or 21 percent year-over-year, including 60,000 from Sierra for both periods.

Key Developments for Health Care Services – Continued

•	First quarter revenues of $10.4 billion for the Commercial Markets Group (UnitedHealthcare and Uniprise) increased $311 million or 3 percent year-over-year and $259 million or 3 percent sequentially.

•

UnitedHealthcare, together with Uniprise, added 1,065,000 commercial health benefit consumers served in the first quarter, with increases from acquisitions partially offset by organic decreases of 30,000 people in fee-based arrangements and 530,000 in risk-based programs. The decline in risk-based business included a loss of 250,000 people from the PacifiCare businesses and conversion of approximately 70,000 people from risk-based to fee-based benefit plans.

•

The Commercial Markets Group continued to expand its leadership position in consumer-driven products, adding 545,000 people year-over-year and surpassing 2.7 million. In the first quarter these offerings experienced record quarterly growth of more than 400,000 consumers.

•

The Company believes the stronger than anticipated decline in commercial risk business is in response to stronger net premium yields than the Company achieved in 2007 and 2006. Despite the premium yields achieved in 2008, the Company’s premium yield is 30 to 40 basis points below expected medical cost trends. The greater than anticipated first quarter market response to premium pricing actions has caused the Company to lower its commercial risk growth outlook for the balance of the year.

•

UnitedHealthcare’s first quarter 2008 medical care ratio of 81.5 percent compares to 81.2 percent and 83.7 percent in the first quarter and fourth quarter of 2007, respectively. Medical costs related to the unusually high incidence of influenza contributed approximately 40 basis points to this ratio in first quarter 2008. Management estimates the full year 2008 UnitedHealthcare commercial medical care ratio to be in the range of 82.3 percent, plus or minus 50 basis points, compared to a full year ratio of 82.1 percent in 2007.

Business Description – OptumHealth

OptumHealth helps consumers better access and navigate the health care system, finance their health care needs and achieve their health and well-being goals. OptumHealth delivers personalized consumer health advocacy and consumer engagement and education programs through a combination of capabilities that encompass specialty benefits, behavioral benefit solutions, clinical care engagement and financial services.

Quarterly Financial Performance
Three Months Ended
	March 31, 2008	March 31, 2007	December 31, 2007
Revenues	$1.30 billion	$1.19 billion	$1.26 billion
Earnings From Operations	$197 million	$213 million	$239 million
Operating Margin	15.1%	17.9%	19.0%

Key Developments for OptumHealth

•

First quarter revenues rose to $1.3 billion, up $114 million or 10 percent year-over-year and up $49 million or 4 percent from the fourth quarter of 2007. OptumHealth provided services to more than 60 million consumers as of March 31, 2008, an increase of 2.6 million people year-over-year.

•

In the first quarter, earnings from operations of $197 million decreased $16 million or 8 percent year-over-year, primarily due to the loss of risk-based membership by OptumHealth’s largest customer, UnitedHealthcare.

•

OptumHealth Financial Services (formerly known as Exante) ended the first quarter as the nation’s largest dedicated health banking organization, with approximately $580 million in assets under management, an increase of 55 percent year-over-year. OptumHealth Financial Services managed approximately 1.5 million accounts on behalf of customers of UnitedHealth Group and 22 unaffiliated payers as of March 31, 2008.

•

The OptumHealth business generated an operating margin of 15.1 percent in the first quarter of 2008, a decrease of 280 basis points year-over-year due to the loss of UnitedHealthcare risk-based membership, combined with the mix effect of continued growth in OptumHealth’s lower margin public sector business.

Business Description – Ingenix

Ingenix is a leader in the field of health care information, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance
Three Months Ended
	March 31, 2008	March 31, 2007	December 31, 2007
Revenues	$362 million	$262 million	$414 million
Earnings From Operations	$47 million	$38 million	$120 million
Operating Margin	13.0%	14.5%	29.0%

Key Developments for Ingenix

•

Ingenix revenues increased $100 million, or 38 percent year-over-year, to $362 million in the first quarter of 2008. This gain reflects strong performance in both the pharmaceutical services and health intelligence businesses.

•

Ingenix contract revenue backlog grew approximately $0.5 billion or 38 percent on a year-over-year basis to nearly $1.7 billion as of March 31, 2008. Ingenix achieved record new order production in pharmaceutical services and strong sales activity in systems that provide complex data analysis for payers.

•

Ingenix first quarter operating earnings increased $9 million or 24 percent year-over-year to $47 million; the operating margin decreased 150 basis points from the first quarter 2007 from 14.5 percent to 13.0 percent. Growth in comparatively lower margin health care consulting services, such as public policy consulting, systems integration consulting, and large pharmaceutical services projects, has shifted the business mix somewhat and moderated the operating margin percentage at Ingenix year-over-year. Ingenix margins are expected to strengthen significantly from their first quarter level over the course of 2008 as the business proceeds through its normal seasonal cycle.

Business Description – Prescription Solutions

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors through Medicare prescription drug plans, and commercial health plans.

Quarterly Financial Performance
Three Months Ended
	March 31, 2008	March 31, 2007	December 31, 2007
Revenues	$3.21 billion	$3.38 billion	$3.32 billion
Earnings From Operations	$98 million	$49 million	$78 million
Operating Margin	3.1%	1.5%	2.4%

Key Developments for Prescription Solutions

•

Prescription Solutions revenues of $3.2 billion decreased $173 million or 5 percent year-over-year during the first quarter of 2008. This decrease was due to a reduction in the number of people served through Part D prescription drug plans by Ovations, due to the CMS re-assignment of dual-eligible enrollees, and a continuing shift from name brand pharmaceuticals to lower-price generic drugs.

•

First quarter earnings from operations grew $49 million or 100 percent year-over-year to $98 million. Increased Prescription Solutions profits were driven in part by significant gains in mail service drug fulfillment, which offers improved affordability and convenience for the consumer, and a continuing favorable mix shift to generic pharmaceuticals.

•

The Prescription Solutions first quarter operating margin reached 3.1 percent, more than doubling year-over-year and increasing 70 basis points from the fourth quarter, driven again by strong generic utilization patterns and mail service volume. Generic drug utilization increased 6 percentage points year-over-year to 66 percent in the first quarter of 2008.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through seven operating businesses: UnitedHealthcare, Uniprise, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 9:00 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #28400383. This earnings release and the Form 8-K dated April 22, 2008, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release including the schedules and supplementary information attached hereto, may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our historical stock option practices; the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the Securities and Exchange Commission, and review by the Internal Revenue Service, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, including whether court approval of the settlement agreements between the Company and certain named defendants and the dismissal of the derivative claims against all named defendants is obtained, shareholder demands and purported securities and Employee Retirement Income Security Act class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contracts with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; failure to achieve business growth targets, including membership and enrollment; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; failure to complete or receive anticipated benefits of acquisitions; change in debt to total capital ratio that is lower or higher than we anticipated; the potential consequences of the New York Attorney General’s investigation into our provider reimbursement practices; and the outcome of the divestiture of our individual SecureHorizons Medicare Advantage HMO plans in Clark and Nye Counties (Nevada) and the integration of the operations of the Company and Sierra Health Services, Inc. after the divestiture.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

# # #

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended March 31, 2008

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	Customer Profile Summary

•	Medical Care Ratios

•	Reconciliation of Non-GAAP Financial Measures:

•	Operating Results Excluding IRS Section 409A Charges

•	Adjusted Cash Flows from Operating Activities

•	Consolidated Reporting Excluding AARP

•	2008 Revised Outlook

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007 (a)
REVENUES
Premiums	$18,389	$17,464
Services	1,273	1,116
Products	363	197
Investment and Other Income	279	270

Total Revenues	20,304	19,047

OPERATING COSTS
Medical Costs	15,144	14,440
Operating Costs	2,897	2,664
Cost of Products Sold	325	170
Depreciation and Amortization	225	191

Total Operating Costs	18,591	17,465

EARNINGS FROM OPERATIONS	1,713	1,582

Interest Expense	(154)	(116)

EARNINGS BEFORE INCOME TAXES	1,559	1,466

Provision for Income Taxes	(565)	(539)

NET EARNINGS	$994	$927

BASIC NET EARNINGS PER COMMON SHARE	$0.80	$0.69

DILUTED NET EARNINGS PER COMMON SHARE	$0.78	$0.66

Diluted Weighted-Average Common Shares Outstanding	1,278	1,399

(a)	Includes $87 million of Operating Costs ($55 million after-tax or $.04 per share) for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs ($57 million after-tax or $.04 per share) for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Cash and Short-Term Investments	$7,040	$9,619
Accounts Receivable, net	1,934	1,574
Other Current Assets	4,793	4,351

Total Current Assets	13,767	15,544

Long-Term Investments	13,345	12,667
Other Long-Term Assets	26,431	22,688

Total Assets	$53,543	$50,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,537	$8,331
Commercial Paper and Current Maturities of Long-Term Debt	1,727	1,946
Other Current Liabilities	8,534	8,215

Total Current Liabilities	18,798	18,492
Long-Term Debt, less current maturities	11,495	9,063
Future Policy Benefits for Life and Annuity Contracts	1,854	1,849
Deferred Income Taxes and Other Liabilities	1,652	1,432
Shareholders’ Equity	19,744	20,063

Total Liabilities and Shareholders’ Equity	$53,543	$50,899

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net Earnings	$994	$927
Noncash Items:
Depreciation and amortization	225	191
Deferred income taxes and other	27	(136)
Share-based compensation	72	260
Net changes in operating assets and liabilities	(1,038)	1,346

Cash Flows From Operating Activities (a)	280	2,588

Investing Activities
Cash paid for acquisitions, net of cash assumed	(3,265)	(54)
Purchases of property, equipment and capitalized software, net	(212)	(224)
Net purchases of investments	(293)	(534)

Cash Flows Used For Investing Activities	(3,770)	(812)

Financing Activities
Common stock repurchases	(1,472)	(903)
Net change in commercial paper and debt	1,858	(399)
Share-based compensation excess tax benefit	16	86
Customer funds administered	529	1,048
Other, net	(31)	131

Cash Flows From (Used For) Financing Activities	900	(37)

(Decrease) Increase in cash and cash equivalents	(2,590)	1,739
Cash and cash equivalents, beginning of period	8,865	10,320

Cash and cash equivalents, end of period	$6,275	$12,059

(a)	See Cash Flows From Operating Activities as adjusted for the timing of CMS premium payments on page 9 of these financial schedules.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
REVENUES

Health Care Services (a)	$19,017	$18,056
OptumHealth	1,304	1,190
Ingenix	362	262
Prescription Solutions	3,206	3,379
Eliminations	(3,585)	(3,840)

Total Consolidated	$20,304	$19,047

	Three Months Ended March 31,
	2008	2007
EARNINGS FROM OPERATIONS

Health Care Services	$1,371	$1,458
OptumHealth	197	213
Ingenix	47	38
Prescription Solutions	98	49
Corporate	—	(176	) (b)

Total Consolidated	$1,713	$1,582

(a)	Revenues for first quarter 2008 and first quarter 2007 were $10,363 and $10,052 for Commercial Markets (UnitedHealthcare and Uniprise); $7,450 and $7,026 for Ovations; and $1,204 and $978 for AmeriChoice, respectively.
(b)	Includes $87 million of Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

People Served	March 2008	December 2007	March 2007	December 2006
Commercial Risk-based	10,585	10,805	11,050	11,285
Commercial Fee-based	16,005	14,720	14,695	14,415

Total Commercial	26,590	25,525	25,745	25,700

Medicare Advantage	1,455	1,370	1,340	1,445
Medicaid	1,880	1,710	1,500	1,465
Standardized Medicare Supplement	2,450	2,400	2,315	2,275

Total Public and Senior (a)	5,785	5,480	5,155	5,185

Total Health Care Services Medical Benefits (b)	32,375	31,005	30,900	30,885

Total People Served (c)	73,070	70,950	70,970	70,680

Supplemental Data - included above
OptumHealth	60,400	58,700	57,800	56,600

Total Part D Prescription Drug Plans (d)	5,475	5,950	5,865	5,740

Consumer-Directed Health Plans	2,725	2,315	2,180	1,890

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.
(b)	Includes 1,315,000 Commercial fee-based individuals served in connection with the acquisition of Fiserv Health, Inc. (Fiserv Health) in January 2008. Also includes 310,000 Commercial risk-based, 60,000 Medicare Advantage, 60,000 Medicaid risk-based and 10,000 Standardized Medicare Supplement individuals served in connection with the acquisition of Sierra Health Services, Inc. (Sierra) in February 2008. Excludes 170,000 members affiliated with a large public sector employer that had notified Fiserv Health (prior to acquisition) of its intent to terminate its relationship effective December 2008.
(c)	Total People Served includes an additional 675,000 people receiving business processing and other services from Fiserv Health on behalf of other payers.
(d)	Includes 110,000 individuals served in connection with the acquisition of Sierra.

UNITEDHEALTH GROUP

Medical Care Ratios

(unaudited)

	Three Months Ended				Year Ended December 31, 2007	Three Months Ended March 31, 2008
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
UnitedHealthcare	81.2%	82.0%	81.6%	83.7%	82.1%	81.5%
Commercial Markets	81.8%	82.4%	82.0%	84.1%	82.6%	82.5%

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding IRS Section 409A Charges (a)

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31, 2007
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding IRS Section 409A Charges (a)
REVENUES
Premiums	$17,464	$—	$17,464
Services	1,116	—	1,116
Products	197	—	197
Investment and Other Income	270	—	270

Total Revenues	19,047	—	19,047

OPERATING COSTS
Medical Costs	14,440	—	14,440
Operating Costs	2,664	(176)	2,488
Cost of Products Sold	170	—	170
Depreciation and Amortization	191	—	191

Total Operating Costs	17,465	(176)	17,289

EARNINGS FROM OPERATIONS	1,582	176	1,758

Interest Expense	(116)	—	(116)

EARNINGS BEFORE INCOME TAXES	1,466	176	1,642

Provision for Income Taxes	(539)	(64)	(603)

NET EARNINGS	$927	$112	$1,039

DILUTED NET EARNINGS PER COMMON SHARE	$0.66	$0.08	$0.74

Diluted Weighted-Average Common Shares Outstanding	1,399	—	1,399

Medical Care Ratio	82.7%		82.7%
Operating Cost Ratio	14.0%		13.1%
Operating Margin	8.3%		9.2%

(a)	Operating results excluding IRS Section 409A charges is a non-GAAP measure that removes certain costs related to stock option matters. Management believes that removing these costs improves the comparability of the Company’s results between periods.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Adjusted Cash Flows from Operating Activities (a)

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
GAAP Cash Flows From Operating Activities	$280	$2,588
April 2007 CMS Premium Payment Received in March 2007	—	(1,514)

Adjusted Cash Flows From Operating Activities (a)	$280	$1,074

(a)	Adjusted Cash Flows From Operating Activities is presented to facilitate the comparison of cash flows from operating activities for periods in which the Company does not receive its monthly premium payments from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally pays their monthly premium on the first calendar day of the applicable month. If the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, GAAP operating cash flows may vary depending upon which payments are received by the Company from CMS during a particular period. Adjusted Cash Flows From Operating Activities presents operating cash flows assuming that each monthly CMS premium payment was received on the first calendar day of the applicable month.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Consolidated Reporting Excluding AARP (a)

(in millions)

(unaudited)

	Quarter Ended March 31, 2008			Quarter Ended December 31, 2007			Quarter Ended March 31, 2007
	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)
Accounts Receivable, net	$1,934	$483	$1,451	$1,574	$459	$1,115	$1,311	$462	$849
Medical Costs Payable	$8,537	$1,144	$7,393	$8,331	$1,109	$7,222	$8,554	$1,070	$7,484
Medical Costs	$15,144	$1,247	$13,897	$13,551	$1,177	$12,374	$14,440	$1,179	$13,261
Medical Days Payable	51	84	48	57	87	54	53	82	51
Days Sales Outstanding	9	31	7	8	32	6	6	31	4

(a)	Certain account balances and financial measures have been presented excluding our AARP business. Management believes these disclosures are meaningful since underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF) and the effects of changes in balance sheet amounts associated with the AARP program accrue to the overall benefit of the AARP policyholders through the RSF balance. Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

UNITEDHEALTH GROUP

2008 Revised Outlook as of April 22, 20081

($ and weighted average shares in millions, except per share data)

Business	Revenue Range	Operating Income Range	Margin Range
UnitedHealthcare and Uniprise	$41,800 – $42,000
Ovations	28,000 – 28,250
AmeriChoice	5,800 – 6,000

Health Care Services	$75,600 – $76,250	$5,950 – $6,070	7.8% – 8.0%
OptumHealth	5,250 – 5,300	860 – 880	16% – 17%
Ingenix	1,650 – 1,675	340 – 370	20% – 22%
Prescription Solutions	12,100 – 12,400	350 – 380	2.8% – 3.1%
Eliminations	(13,600) – (13,875)	—	—

Range	$81,000 – $81,750	$7,500 – $7,700	9.2% – 9.5%

Consolidated UnitedHealth Group		2008 Targets
UnitedHealth Group Medical Care Ratio		81.3% ± 50 bps
Operating Cost Ratio		14.3% ± 30 bps
Service-based Revenues		$5,100 – $5,300
Product Revenues		$1,550 – $1,700
Investment and Other Income (Assuming $150 in Capital Gains)		$900 – $950
Depreciation / Amortization		$960 – $980
Interest Expense		$600 – $650
Tax Rate		36.00% – 36.25%
Diluted Weighted Average Shares		1,235 – 1,250
Earnings Per Share		$3.55 – $3.60
Days Medical Costs Claims Payable (Consolidated)		50 – 54 days
Cash Flows from Operations		$5,750 – $6,000
Share Repurchase		$4,000
Capital Expenditures		$900 – $1,000
Organic Membership Growth:
UnitedHealthcare and Uniprise:
Risk-Based Decline		around (700,000) individuals
Fee-Based		flat
Ovations Growth (Secure Horizons and Evercare Medicare Advantage)		100,000 – 125,000 individuals
AmeriChoice Growth		85,000 – 100,000 individuals

1	Data reflect the anticipated closing of Unison Health Plans prior to the end of the second quarter of 2008. Data exclude any potential gain on sale that may be recognized and related membership loss with the divestiture of our individual SecureHorizons Medicare Advantage HMO plans in Clark and Nye counties in Nevada. No other pending acquisition activity is included in this outlook.